Exhibit 4.2
EXECUTION COPY

SECOND SUPPLEMENTAL SENIOR INDENTURE
between
REINSURANCE GROUP OF AMERICA, INCORPORATED
and
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

Dated as of March 9, 2007

5.625% Senior Notes due 2017

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS		1

Section 1.1	Definition of Terms	1

ARTICLE II TERMS AND CONDITIONS OF THE SENIOR NOTES		1

Section 2.1	Designation and Principal Amount	1
Section 2.2	Maturity	1
Section 2.3	Percentage of Principal Amount	1
Section 2.4	Place of Payment and Surrender for Registration of Transfer	1
Section 2.5	Registered Securities; Form; Denominations; Depositary	1
Section 2.6	Interest	1
Section 2.7	Optional Redemption	1
Section 2.8	No Sinking Fund	1
Section 2.9	Events of Default	1
Section 2.10	Ranking	1
Section 2.11	Paying Agent; Security Registrar	1
Section 2.12	Defeasance	1
Section 2.13	Conversion	1
Section 2.14	CUSIP Numbers	1
Section 2.15	Company Reports	1
Section 2.16	Other	1

ARTICLE III COVENANTS		1

Section 3.1	Limitation on Liens	1
Section 3.2	Limitations on Issuance or Disposition of Stock of Restricted Subsidiaries	1

ARTICLE IV MISCELLANEOUS		1

Section 4.1	Ratification, Extension and Renewal of Indenture	1
Section 4.2	Trustee Not Responsible for Recitals	1
Section 4.3	Governing Law	1
Section 4.4	Severability	1
Section 4.5	Counterparts	1
Section 4.6	Successors and Assigns	1

EXHIBIT A FORM OF SENIOR NOTE		A-1

i

EXECUTION COPY
     SECOND SUPPLEMENTAL SENIOR INDENTURE, dated as of March 9, 2007 (this “Second Supplemental Indenture"), between REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company"), having its principal executive office at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039 and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as successor trustee to The Bank of New York (the “Trustee"), having its corporate trust office at 2 North LaSalle, Suite 1020, Chicago, Illinois 60602, supplementing the Senior Indenture, dated as of December 19, 2001, between the Company and the Trustee (the “Base Indenture", together with the this Second Supplemental Indenture, the “Indenture").
RECITALS OF THE COMPANY
     The Company executed and delivered the Base Indenture to the Trustee to provide for the issuance from time to time of its senior debentures, notes, bonds or other evidences of indebtedness (hereinafter generally called the “Debt Securities", and individually, a “Debt Security") to be issued in one or more series as provided in the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;
     Pursuant to the terms of this Second Supplemental Indenture, the Company desires to provide for the establishment of a new series of Debt Securities to be known as the 5.625% Senior Notes due 2017 (the “Senior Notes"), the form and substance of such Senior Notes and the terms, provisions and conditions thereof to be as set forth in the Indenture;
     The Company has requested that the Trustee execute and deliver this Second Supplemental Indenture, all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms (and to make the Senior Notes, when duly executed by the Company and duly authenticated and delivered by the Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.
     NOW, THEREFORE, THIS INDENTURE WITNESSETH:
     For and in consideration of the premises and the purchase of Senior Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Senior Notes or of Debt Securities of any series, as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definition of Terms
     Unless the context otherwise requires:
     (a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture;

     (b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;
     (c) the singular includes the plural and vice versa;
     (d) a reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture;
     (e) headings are for convenience of reference only and do not affect interpretation; and
     (f) the following terms have the following meanings:
          “Base Indenture” has the meaning set forth in the Recitals.
          “Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.
          “Capital Lease Obligation” means an obligation of the Company or any Subsidiary to pay rent or other amounts under a lease of (or another Indebtedness arrangement conveying the right to use) real or personal property thereof that is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet thereof in accordance with GAAP. For purposes of this Second Supplemental Indenture, the amount of such obligation shall be the capitalized amount thereof and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease (or such other arrangement) prior to the first date upon which such lease (or such other arrangement) may be terminated by the lessee (or obligor) without payment of a penalty.
          “Capital Stock” means with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of such Person, including, without limitation, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.
          “Clearstream” means Clearstream, S.A.
          “Company” has the meaning set forth in the Recitals.
          “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

          “Comparable Treasury Price” means, with respect to any date of redemption, (i) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three (3) Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
          “Consolidated Tangible Net Worth” means the total shareholders’ equity as reflected in the Company’s most recent consolidated balance sheet prepared in accordance with GAAP and filed with the Securities and Exchange Commission, less intangible assets such as goodwill, trademarks, tradenames, patents and unamortized debt discount and expense.
          “Debt Securities” or “Debt Security” has the meaning set forth in the Recitals.
          “Euro” means the currency adopted by those countries participating in the third stage of the European Monetary Union.
          “First Supplemental Indenture” means the First Supplemental Senior Indenture, dated as of December 19, 2001, to the Base Indenture.
          “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date hereof. For the purposes of this Second Supplemental Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.
          “Guarantee” by any Person means any Obligations, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, every obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and the terms “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case in the ordinary course of business.
          “Global Senior Note” has the meaning set forth in Section 2.5(a).
          “Holder” means a Person in whose name a Senior Note is registered.

          “Indenture” has the meaning set forth in the Recitals.
          “Indebtedness” of any Person means, without duplication, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every obligation of such Person under conditional sale or other title retention agreements relating to assets or property purchased by such Person or issued or assumed as the deferred purchase price of property, assets or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business that are nor overdue by more than 90 days or are being contested by such Person in good faith); (iv) every Capital Lease Obligation of such Person; (v) every obligation of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party; (vi) every obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (vii) the maximum fixed redemption or repurchase price of outstanding Redeemable Stock of such Person; (viii) every obligation of such Person with respect to performance, surety or similar bonds; (ix) every obligation of such Person under interest rate swap or cap or similar agreements, or under foreign currency hedge, exchange or similar agreements, of such Person; (x) if such Person is engaged in the insurance business, all Surplus Debt of such Person; and (xi) every obligation of the type referred to in clauses (i) through (x) and (xii) of another Person the payment of which such Person has Guaranteed or is otherwise responsible for or liable for, directly or indirectly, as obligor, Guarantor or otherwise; and (xii) every amendment, modification, renewal and extension of an obligation of the type referred to in clauses (i) through (xi).
          “Insurance Regulator” means any Person having (i) authority to administer or enforce any statute, regulation or other law of the United States, any State or the District of Columbia or any instrumentality or political subdivision thereof (or any order or decree of any court thereof) governing the conduct of an insurance business, and (ii) jurisdiction over the matter in question.
          “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
          “Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.
          “Recitals” means the Recitals of the Company set forth in this Second Supplemental Indenture.
          “Redeemable Stock” of a Person means every Capital Stock of such Person that by its terms or otherwise is required to be redeemed or otherwise purchased by such Person, or is redeemable or so purchasable at the option of the holder thereof, at any time prior to the Stated Maturity of the Capital Stock.

          “Reference Treasury Dealer” means (i) UBS Securities LLC, Credit Suisse Securities (USA) LLC and three (3) additional primary U.S. Government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Company and their successors; provided, however, that if any of them shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by the Company.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, after consultation with the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.
          “Responsible Officer” when used with respect to the Trustee means any officer within the corporate trust department of the Trustee, including any vice president, any assistant secretary, any assistant treasurer or any assistant vice president or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.
          “Restricted Subsidiary” means (i) any Significant Subsidiary of the Company existing on the date hereof, (ii) any Subsidiary of the Company, organized or acquired after the date hereof which is a Significant Subsidiary and (iii) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors.
          “Sale and Leaseback Transaction” means any arrangement with any bank, insurance company or other lender or investor (other than the Company or a Subsidiary), or to which such lender or investor is a party, providing for the leasing by the Company or any Subsidiary of any property or asset of the Company or any Subsidiary that has been or is to be sold or transferred by the Company or any Subsidiary to such lender or investor or to any Person (other than the Company or a Subsidiary) to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.
          “Second Supplemental Indenture” has the meaning set forth in the Recitals.
          “Senior Notes” has the meaning set forth in the Recitals.
          “Significant Subsidiary” means a Subsidiary, including its direct and indirect Subsidiaries, which meets any of the following conditions (in each case determined in accordance with GAAP): (i) the Company’s and its other Subsidiaries’ investment in and advances to the Subsidiary exceed ten percent (10%) of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

(ii) the Company’s and its other Subsidiaries’ proportionate share of the total assets (after inter-company eliminations) of the Subsidiary exceeds ten percent (10%) of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) the Company’s and its other Subsidiaries’ equity interest in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceed ten percent (10%) of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.
          “Subsidiary” means, with respect to any specified person, (i) any corporation, association or other business entity of which more than 50% of the total Voting Stock is owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof); provided, however, that Subsidiary shall not include such a Person established in connection with a transaction structured to satisfy the regulatory or operational reserve requirements of another Subsidiary that is an insurance company.
          “Surplus Debt” of any Person engaged in the insurance business means any liability of such Person to another for repayment of a sum of money to such other Person under a written agreement approved by an Insurance Regulator providing for such liability to be paid only out of surplus of such Person in excess of a minimum amount of surplus specified in such agreement.
          “Trustee” has the meaning set forth in the Recitals.
          “Unrestricted Subsidiary” means any Subsidiary of the Company which is not a Restricted Subsidiary.
          “Voting Stock” means capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, provided that, for the purposes of such definition, capital stock which by a resolution adopted by the Board of Directors carries only the right to vote conditioned on the happening of an event shall not be considered Voting Stock, whether or not such event shall have happened.
ARTICLE II
TERMS AND CONDITIONS OF THE SENIOR NOTES
Section 2.1 Designation and Principal Amount
     There is hereby authorized a series of Debt Securities designated the “5.625% Senior Notes due 2017,” initially in the aggregate principal amount at maturity of Three Hundred Million Dollars ($300,000,000), except for Senior Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Senior Notes pursuant to the Indenture. Without the consent of the Holders of the Senior Notes, the Company may from time to time, create and issue additional Senior Notes having the same terms and conditions as the Senior Notes in all respects, except for issue date, issue price, and if applicable, the first payment of interest thereon. Additional Senior Notes issued after the date hereof will form a single series with all such outstanding Senior Notes.
Section 2.2 Issue Date; Maturity
     The Senior Notes shall be issued as of the date hereof; the Stated Maturity of the Senior Notes shall be March 15, 2017.
Section 2.3 Percentage of Principal Amount
     The Senior Notes will issued at 100% of the principal amount.
Section 2.4 Place of Payment and Surrender for Registration of Transfer
     (a) Payment of principal of (and premium, if any) and interest on Senior Notes shall be made, the transfer of Senior Notes will be registrable, and Senior Notes will be exchangeable for Senior Notes of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee. Payment of any principal (and premium, if any) and interest, on Senior Notes issued as Global Senior Notes shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds.
     (b) Payment of principal of (and premium, if any) and interest on Senior Notes issued in physical form shall be made, the transfer of Senior Notes will be registrable, and Senior Notes will be exchangeable for Senior Notes of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee; provided that, at the Company’s option, interest on Senior Notes issued in physical form may be payable by (i) a U.S. Dollar check drawn on a bank in The City of New York mailed to the address of the Person entitled thereto as such address shall appear in the Register, or (ii) upon application to the Registrar not later than the relevant record date by a Holder of a principal amount of Securities in excess of $5,000,000, wire transfer in immediately available funds, which application shall remain in effect until the Holder notifies, in writing, the Registrar to the contrary.
Section 2.5 Registered Securities; Form; Denominations; Depositary
     (a) The Senior Notes shall be issued in fully registered form, without coupons, as Registered Securities and shall initially be issued in the form of one or more permanent Global Notes (the “Global Senior Notes"), and with the legends contained in, the form of Exhibit A hereto. The Senior Notes will be issued in definitive form only under the limited circumstances set forth in Section 3.4(c) of the Base Indenture. The Senior Notes shall not be issuable in bearer form. The terms and provisions contained in the form of Senior Note shall constitute, and are hereby expressly made, a part of the Indenture and to the extent applicable, the Company, and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

     (b) The Senior Notes shall be issued in denominations of $2,000 and integral multiples of $1,000.
     (c) The Depositary for the Senior Notes will be The Depository Trust Company. The Global Senior Notes will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Trustee.
Section 2.6 Interest
     (a) The Senior Notes will bear interest at a rate of 5.625% per annum on the principal amount thereof from and including March 9, 2007 to, but excluding, March 15, 2017, payable semiannually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing on September 15, 2007. The Regular Record Dates for the Senior Notes shall be the immediately preceding March 1 and September 1, respectively, of each year.
     (b) The amount of interest payable on the Senior Notes for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Senior Notes is not a Business Day, payment of the interest payable on such date will be made on the next day that is a Business Day (and without any additional interest or other payment in respect of any such delay), except that, if such Business Day is in the next calendar year, such payment will be made on the preceding Business Day with the same force and effect as if made on the date such payment was originally payable.
     (c) The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by the Senior Notes plus 1% per annum to the extent lawful.
Section 2.7 Optional Redemption.
     (a) The Company may, at its option, redeem the Senior Notes, in whole or in part, at any time at a Redemption Price equal to the greater of: (i) 100% of the principal amount of the Senior Notes to be redeemed, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points plus, in each case, accrued interest thereon to the date of redemption.
     (b) The redemption provisions of Article XIII of the Base Indenture shall apply to the Senior Notes.
Section 2.8 No Sinking Fund
     The Senior Notes shall not be subject to a sinking fund provision.

Section 2.9 Events of Default
     In addition to the Events of Default set forth in Section 5.1 of the Base Indenture, it shall be an “Event of Default” with respect to the Senior Notes if the following occurs and shall be continuing:
     (a) the failure of the Company or any Subsidiary to pay Indebtedness in an aggregate principal amount exceeding $50,000,000 at the later of final maturity or upon expiration of any applicable period of grace with respect to such principal amount, and such failure to pay shall not have been cured by the Company within 30 days after such failure; or
     (b) an acceleration of the maturity of any Indebtedness of the Company or any Subsidiary, in excess of $50,000,000, if such failure to pay is not discharged or such acceleration is not annulled within 15 days after the Company shall have received due notice of such acceleration.
     The additional Events of Default set forth in this Section 2.9 are expressly being included solely to be applicable to the Senior Notes specified in this Second Supplemental Indenture.
Section 2.10 Ranking
     The Senior Notes shall constitute the senior debt obligations of the Company and shall rank equally in right of payment with all other existing and future senior debt obligations of the Company.
Section 2.11 Paying Agent; Security Registrar
     Initially, the Trustee shall act as Paying Agent and Security Registrar. If the Senior Notes are issued in definitive form, the Corporate Trust Office shall be the office or agency of the Paying Agent and the Security Registrar for the Senior Notes.
Section 2.12 Defeasance
     The defeasance provisions of Article XV of the Base Indenture shall apply to the Senior Notes.
Section 2.13 Conversion
     The Senior Notes will not be convertible into shares of Common Stock or any other security.
Section 2.14 CUSIP Numbers
     The Company in issuing the Senior Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Senior Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Senior Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.
Section 2.15 Definitive Form of Senior Notes.
     The Senior Notes will be issued in definitive form only under the limited circumstances set forth in Section 3.4(c) of the Base Indenture.
Section 2.16 Company Reports
     The provisions of Section 7.4 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders, to the extent such provisions are mandated by the Trust Indenture Act, shall apply to the Senior Notes.
Section 2.17 Other
     The provisions confined in Articles XIV and XVI of the Base Indenture shall not apply to the Senior Notes. All references to “ECU’s” in the Base Indenture shall be deemed to refer to “Euros”, and all references to “CEDEL” in the Base Indenture shall be deemed to refer to “Clearstream”. The definitions of “Capital Stock” and “Responsible Officer” in this Second Supplmental Indenture shall supersede the definitions for such terms in the Base Indenture. Any reference to the corporate seal of the Company in the Base Indenture shall be deemed also to include a facsimile thereof.
ARTICLE III
COVENANTS
     Article XII of the Base Indenture is hereby supplemented by the following additional covenants of the Company:
Section 3.1 Limitation on Liens
     The Company will not, and will not permit any Subsidiary to, incur, issue, assume or guaranty any Indebtedness if such Indebtedness is secured by a mortgage, pledge of, lien on, security interest in or other encumbrance upon any shares of Voting Stock of any Restricted Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that the Senior Notes (together with, if the Company shall so determine, any other Indebtedness or obligations of the Company or any Subsidiary ranking equally with such Senior Notes and then existing or thereafter created) shall be secured equally and ratably with such Indebtedness. The foregoing limitation shall not apply to (a) Indebtedness incurred, issued, assumed, guaranteed or permitted to exist and secured by liens, security interests, pledges or other encumbrances which does not exceed 10% of the Company’s then Consolidated Tangible Net Worth; (b) Indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation if such pledge, lien or security interest is made or granted prior to or at the time such corporation becomes a Restricted Subsidiary; provided that such pledge, lien or security interest was not created in anticipation of the transfer of such shares of Voting Stock to the Company or its Subsidiaries (c) liens or security interests securing Indebtedness of a

Restricted Subsidiary to the Company or another Restricted Subsidiary; or (d) the extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien or security interest referred to in the foregoing clauses (b) and (c) but only if the principal amount of Indebtedness secured by the liens or security interests immediately prior thereto is not increased and the lien or security interest is not extended to other property.
Section 3.2 Limitations on Issuance or Disposition of Stock of Restricted Subsidiaries
     The Company will not, nor will it permit any Restricted Subsidiary to, issue, sell, assign, transfer or otherwise dispose of any shares of Capital Stock (other than nonvoting preferred stock) of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary), except for, subject to Article X of the Base Indenture, (a) director’s qualifying shares; (b) a sale, assignment, transfer or other disposition of any Capital Stock of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary) to the Company or to one or more Restricted Subsidiaries; (c) a sale, assignment, transfer or other disposition of all or part of the Capital Stock of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary) for consideration which is at least equal to the fair value of such Capital Stock as determined by the Company’s Board of Directors acting in good faith; (d) the issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or any Restricted Subsidiary; or (e) issuance for consideration which is at least equal to fair value as determined by the Company’s Board of Directors acting in good faith.
ARTICLE IV
MISCELLANEOUS
Section 4.1 Ratification, Extension and Renewal of Indenture
     This Indenture, as supplemented and amended by this Second Supplemental Indenture, is ratified, confirmed, extended and renewed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. If any provision of this Second Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this Second Supplemental Indenture shall control.
Section 4.2 Senior Notes Unaffected by First Supplemental Indenture
     The First Supplemental Indenture does not apply to the Senior Notes. To the extent the terms of the Base Indenture are amended by the First Supplemental Indenture, no such amendment shall affect the Senior Notes. To the extent the terms of the Base Indenture are amended as provided herein, no such amendment shall affect the terms of the First Supplemental Indenture or any other series of Debt Securities. This Second Supplemental Indenture shall relate solely to the Senior Notes.
Section 4.3 Trustee Not Responsible for Recitals
     The Recitals are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture or the Senior Notes. The Trustee shall not be accountable for the use or application by the Company of the Senior Notes or the proceeds thereof.
Section 4.4 Governing Law
     This Second Supplemental Indenture and the Senior Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 4.5 Severability
     In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Senior Notes, but this Second Supplemental Indenture and the Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
Section 4.6 Counterparts
     This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
Section 4.7 Successors and Assigns
     All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. This Indenture may not otherwise be assigned by the parties thereto.
[The remainder of this page has been left blank intentionally.]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED
By:	/s/ Todd C. Larson
	Name:	Todd C. Larson
	Title:	Senior Vice President, Controller and Treasurer

Attest:
/s/ William L. Hutton
Name: William L. Hutton
Title: V.P. & Asst. G.C.

Seal

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee (successor to The Bank of New York)
By:	/s/ M. Callahan
	Name:	M. Callahan
	Title:	Vice President

EXHIBIT A
FORM OF SENIOR NOTE
[FACE OF SENIOR NOTE]
THIS SENIOR NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”), OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR SENIOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SENIOR NOTE (OTHER THAN A TRANSFER OF THIS SENIOR NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS SENIOR NOTE IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN DEFINITIVE FORM. UNLESS (A) THIS SENIOR NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO REINSURANCE GROUP OF AMERICA, INCORPORATED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, (B) ANY SENIOR NOTE ISSUED IS REGISTERED IN THE NAME REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND (C) ANY PAYMENT HEREON IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), AND EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
REINSURANCE GROUP OF AMERICA, INCORPORATED
5.625% Senior Notes due 2017

Certificate No.:	$
CUSIP No.: 759351 AF6
     This Senior Note is one of a duly authorized series of Debt Securities of REINSURANCE GROUP OF AMERICA, INCORPORATED (the “Senior Notes”), all issued under and pursuant to a Senior Indenture dated as of December 19, 2001, duly executed and delivered by REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York (the “Trustee”), as supplemented by this Second Supplemental Senior Indenture thereto dated as of March 9, 2007, between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Senior Notes. By the terms of the Indenture, the Debt Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.
     The Company, for value received, hereby promises to pay to                     the principal sum of                      ($                    ) (as increased or decreased on the attached Schedule of Increases and Decreases) on March 15, 2017.
     Interest Payment Dates: March 15 and September 15, commencing on September 15, 2007.
     Record Dates: March 1 and September 1.
     Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     IN WITNESS WHEREOF, the Company has caused this Senior Note to be duly executed manually or by facsimile by its duly authorized officers under its corporate seal.

REINSURANCE GROUP OF AMERICA, INCORPORATED
By:
Name:
Title:

Attest:

By:

Name:
Title:
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the 5.625% Senior Notes due
2017 issued under the within mentioned Indenture.
THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
(successor to The Bank of New York)

By:

Authorized Signatory
Dated: March ___, 2007

[REVERSE OF SENIOR NOTE]
REINSURANCE GROUP OF AMERICA, INCORPORATED
5.625% Senior Notes due 2017
     Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
1. Principal and Interest.
     Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), promises to pay interest on the principal amount of this Senior Note in the manner specified below at the rate of 5.625% per annum from and including March 9, 2007, to, but excluding, the Stated Maturity. The Company will pay interest on this Senior Note semiannually in arrears on March 15 and September 15 of each year (each an “Interest Payment Date”), commencing on September 15, 2007. Interest not paid on the scheduled Interest Payment Date will accrue and compound semiannually at the rate borne by the principal amount of this Senior Note.
     Interest on the Senior Notes shall be computed on the basis of a 360-day year of twelve 30-day months.
     The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by the Senior Notes plus 1% per annum to the extent lawful.
2. Ranking.
     The Senior Notes shall constitute the senior debt obligations of the Company and shall rank equally in right of payment with all other existing and future senior debt obligations of the Company.
3. Method of Payment.
     Interest on any Senior Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Senior Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for the payment of such interest. In the event that any date on which interest is payable on the Senior Notes is not a Business Day, payment of the interest payable on such date will be made on the next day that is a Business Day (and without any additional interest or other payment in respect of any such delay), except that, if such Business Day is in the next calendar year, such payment will be made on the preceding Business Day with the same force and effect as if made on the date such payment was originally payable.

4. Paying Agent and Security Registrar.
     Initially, The Bank of New York Trust Company, N.A., the Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder. The Company or any of its Subsidiaries may, subject to certain exceptions, act in any such capacity.
5. Indenture.
     This Senior Note is one of a duly authorized series of the 5.625% Senior Notes due 2017 (the “Senior Notes”) of Reinsurance Group of America, Incorporated, a Missouri corporation (including any successor corporation under the Indenture hereinafter referred to, the “Company”), issued under a Senior Indenture, dated as of December 19, 2001 (the “Base Indenture”), as supplemented by a Second Supplemental Senior Indenture dated as March 9, 2007 (the “Second Supplemental Senior Indenture” and, together with the Base Indenture, the “Indenture”), in each case, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). The terms of this Senior Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Senior Note is subject to all such terms, and by acceptance hereof, Holders agree to be bound by all of such terms, as the same may be amended from time to time. Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Senior Note and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.
6. Optional Right of Redemption.
     (a) The Company may, at its option, redeem the Senior Notes, in whole or in part, at any time at a Redemption Price equal to the greater of: (a) 100% of the principal amount of the Senior Notes to be redeemed, and (b) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points plus, in each case, accrued interest thereon to the date of redemption.
     (b) The redemption provisions of Article XIII of the Base Indenture shall apply to the Senior Notes.
     “Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.
     “Comparable Treasury Price” means, with respect to any date of redemption, (i) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three (3) Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
     “Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.
     “Reference Treasury Dealer” means (i) UBS Securities LLC, Credit Suisse Securities (USA) LLC and three (3) additional primary U.S. Government securities dealers in New York City (each a "Primary Treasury Dealer”) selected by the Company and their successors; provided, however, that if any of them shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by the Company.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, after consultation with the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.
     Pursuant to Article XIII of the Base Indenture, notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each Holder of the Senior Notes to be redeemed.
7. No Sinking Fund.
     The Senior Notes will not be subject to a sinking fund provision.
8. Defaults and Remedies.
     The Indenture provides that an Event of Default with respect to the Senior Notes occurs upon the occurrence of specified events. If an Event of Default shall occur and be continuing, the principal of all of the Senior Notes may become or be declared due and payable, in the manner, with the effect provided in the Indenture.
9. Amendment; Supplement; Waiver.
     Subject to certain exceptions, the Indenture or the Senior Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Senior Notes then Outstanding, and any Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Senior Notes then Outstanding, except an Event of Default in the payment of interest or the principal of, any such Senior Note held by a non-consenting Holder, or in respect of a covenant or provision which cannot be amended or modified without the consent of all affected Holders. Without notice to or consent of any Holder, the parties to the Indenture may amend or supplement the Indenture or the Senior Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, comply with Article Four of the Second Supplemental Senior Indenture, provide for the assumption of the Company’s obligations to Holders of such Senior Notes, make any change that would provide any additional rights or benefits to the Holders of the Senior Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder, or add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company. Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting holder of Senior Notes) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Note, reduce the principal amount of, or the rate of interest on, any Senior Note, change the coin or currency in which the principal amount of any Senior Note or the interest thereon is payable, impair the right to institute suit for the enforcement of any payment on, or with respect to, any Senior Note on or after the Stated Maturity of such Senior Note, reduce the percentage in principal amount of the outstanding Senior Notes, the consent of whose Holders is required to modify or amend the Indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture or modify any of the provisions of the Indenture relating to waivers of past Events of Default or the rights of Holders of the Senior Notes to receive payments of principal of or interest on the Senior Notes; or make any change in the foregoing amendment and waiver provisions.
10. Restrictive Covenants.
     The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, create certain liens, issue or dispose of stock of Restricted Subsidiaries and consummate certain mergers and consolidations or sales of all or substantially all of its assets. The limitations are subject to a number of important qualifications and exceptions.
11. Denomination; Transfer; Exchange.
     The Senior Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. As provided in the Indenture and subject to certain limitations herein and therein set forth, Senior Notes of this series so issued are exchangeable for a like aggregate principal amount at maturity of Senior Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.
     As provided in the Indenture and subject to certain limitations therein set forth, this Senior Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Senior Note for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.
12. Persons Deemed Owners.
     The registered Holder of this Senior Note shall be treated as its owner for all purposes.
13. Defeasance.
     Subject to certain conditions contained in the Indenture, at any time some or all of the Company’s obligations under the Senior Notes and the Indenture may be discharged if the Company deposits with the Trustee money and/or U.S. Government Obligations sufficient to pay the principal of and interest on the Senior Notes to Stated Maturity.
14. No Recourse Against Others.
     No recourse shall be had for the payment of the principal of or the interest on this Senior Note, or any part hereof or of the indebtedness represented hereby, or upon any obligation, covenant or agreement of the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company (or any incorporator, shareholder, officer or director of any predecessor or successor corporation), either directly or through the Company (or of any predecessor or successor corporation), whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released; provided, however, that nothing herein shall be taken to prevent recourse to and the enforcement of the liability, if any, of any shareholder or subscriber to capital stock upon or in respect of the shares of capital stock not fully paid.
15. CUSIP Numbers.
     The Company may cause CUSIP numbers to be printed on the Senior Notes as a convenience to Holders. No representation is made as to the accuracy of such numbers, and reliance may be placed only on the other identification numbers printed hereon.
16. Authentication.
     This Senior Note shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Senior Note.
17. Governing Law.
     The Indenture and this Senior Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SENIOR NOTE*
     The initial aggregate principal amount of the Senior Notes is $300,000,000. The following increases or decreases in this Global Senior Note have been made:

Principal Amount of
	Amount of decrease	Amount of increase	Senior Notes
	in Principal Amount	in Principal Amount	evidenced by this	Signature of
	of Senior Notes	of Senior Notes	Global Senior Note	authorized officer of
	evidenced by this	evidenced by this	following such	Trustee or Securities
Date of Exchange	Global Senior Note	Global Senior Note	decrease or increase	Custodian

*	Insert if Senior Notes are in global form.